Exhibit 3.47

SECOND

AMENDMENT

TO

LIMITED PARTNERSHIP AGREEMENT

OF

W2007 AQUARIUS PROPCO, L.P.

Dated as of September 24, 2009

THIS SECOND AMENDMENT (this “Second Amendment”) TO THE LIMITED PARTNERSHIP AGREEMENT OF W2007 AQUARIUS PROPCO, L.P. dated February 20, 2008 (the “Partnership Agreement”), as amended by that FIRST AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT OF W2007 AQUARIUS PROPCO, L.P. dated June 25, 2009, is entered into as of September 24, 2009, by W2007 Aquarius Gen-Par, L.L.C., a Delaware limited liability company, as the general partner (“General Partner”), and W2007 ACEP First Mezzanine B Borrower, L.P., a Delaware limited partnership, as the limited partner (“Limited Partner”; and together with General Partner, the “Partners”).  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Partnership Agreement.

WHEREAS, W2007 Aquarius Propco, L.P. (the “Partnership”) and the Partners desire to amend the Partnership Agreement to provide for certain indemnification by the Partnership of the Partners and the Partners’ respective stockholders, members, owners, partners, directors, officers, employees and agents.

NOW, THEREFORE, the Partners hereby amend the Partnership Agreement as follows:

1.             There shall be a new Section 28 of the Partnership Agreement as follows:

28.           Indemnification of Indemnified Persons.  To the fullest extent permitted by applicable law, in the event that any Partner, or any of its direct or indirect partners, directors, managing directors, managers, officers, stockholders, employees, agents, affiliates or controlling persons (an “Indemnified Person”) becomes involved, in any capacity, in any threatened, pending or completed action, proceeding or investigation, in connection with any matter arising out of or relating to the Partnership’s business or affairs, the Partnership will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to such Indemnified Person if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence.  To the fullest extent permitted by law, the Partnership also will defend, indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, including reasonable attorney fees, (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Partnership’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person.  If for any reason (other than the willful misfeasance, gross negligence or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Partnership shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Partnership on the one hand and such Indemnified Person on the other hand but also the relative fault of the Partnership and such Indemnified Person, as well as any relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Partnership under this Section 28 shall be in addition to any liability which the Partnership may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Partnership and any Indemnified Person.  The reimbursement, indemnity and contribution obligations of the Partnership under this Section 28 shall be limited to the Partnership’s assets, and no Limited Partner shall have any personal liability on account thereof.  Any amendment or repeal of this Section 28 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.  The foregoing provisions shall survive any termination of this Agreement.

2.             This Second Amendment may be executed in two or more counterparts, each of which constitutes an original and all of which, when taken together, constitutes one agreement.  This Second Amendment may be executed by telecopier or other facsimile signature and any such signature is an original for all purposes.  Except as amended hereby, the Partnership Agreement shall remain in full force and effect.

3.             THIS SECOND AMENDMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

4.             This Second Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the foregoing Second Amendment to the Limited Partnership Agreement of W2007 Aquarius Propco, L.P. has been signed and delivered as of the date first above written, by the undersigned Partners, as Partners of the Partnership.

GENERAL PARTNER:

W2007 AQUARIUS GEN-PAR, L.L.C., a Delaware limited liability company

By:	W2007 ACEP First Mezzanine B Borrower, L.P., a Delaware limited partnership, its member

	By:	W2007 ACEP First Mezzanine B Gen-Par, L.L.C., a Delaware limited liability company, its general partner

		By:	/s/ Josephine Scesney
Name: Josephine Scesney
Title: Vice President

LIMITED PARTNER:

W2007 ACEP FIRST MEZZANINE B BORROWER, L.P., a Delaware limited partnership

By:	W2007 ACEP First Mezzanine B Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Josephine Scesney
Name: Josephine Scesney
Title: Vice President